FitLife Brands Reports Second Quarter 2014 Financial Results

Company Reports 18.4 and 54.2 Percent Increase in Revenue and Net Income

OMAHA, NE – (BUSINESS WIRE) – August 7, 2014 — FitLife Brands, Inc. (“FitLife”) (OTCBB: FTLF), an international provider of innovative and proprietary nutritional supplements for health conscious consumers marketed under the brand names NDS Nutrition Products™ (“NDS”) (www.ndsnutrition.com), PMD® (www.pmdsports.com), SirenLabs® (www.sirenlabs.com) and CoreActive® (www.coreactivenutrition.com) today announced financial results for the second quarter ended June 30, 2014.

Highlights for the second quarter of 2014 include:

•	Revenue increased 18.4% to $6.0 million
•	Operating income increased 340 basis points to 13.6% versus the prior year quarter
•	Net income of $725,215 versus $470,211, an increase of 54.2% during the same period last year
•	Diluted earnings per share of $0.08 versus $0.05 in the previous year quarter

Revenue for the three months ended June 30, 2014 was $6.0 million as compared to $5.1 million for the comparable period in 2013, an increase of 18.4%. For the three month period ended June 30, 2014, the Company reported net income of $725,215 versus net income of $470,211 in the comparable period in 2013.

For the first half of 2014, revenue was $12.3 million as compared to $11.1 million for the first half of 2013, an increase of 10.8%. For the six month period ended June 30, 2014, the Company reported net income of $1.6 million versus $1.1 million in the comparable period in 2013, an increase of 53.0%.

The Company ended the quarter with $3.9 million in cash on the balance sheet, versus $3.3 million at the end of 2013, and generated $811,692 of cash flow from operations during the first half of 2014.

“We believe our second quarter results reflect the underlying strength of our business and execution of our strategic plans,” stated John S. Wilson, Chief Executive Officer of FitLife Brands. “We remain very excited about our opportunities for the remainder of this year and beyond. We are on track to launch our new product line in GNC corporate stores during the fourth quarter of this year or first quarter of 2015, which represents a compelling growth opportunity for us with a domestic footprint of more than 3,000 stores. We continue to expand our domestic and international distribution networks, and are now in more than 1,200 franchised locations. In addition, we will continue to be innovative, offering new product formulations and flavors, as well as new packaging options focused on meeting the needs of our diverse and loyal customer base.”

Following the issuance of this release, the company will provide recorded comments by John S. Wilson and Michael S. Abrams, FitLife Brands’ Chief Executive Officer and Chief Financial Officer, respectively which can be accessed on the FitLife Brands website under the “Investor Relations” section.

About FitLife Brands
FitLife Brands is a marketer and manufacturer of innovative and proprietary nutritional supplements for health conscious consumers. FitLife markets over 50 different dietary supplements to promote sports nutrition, improved performance, weight loss and general health primarily through domestic and international GNC® franchise locations. FitLife is headquartered in Omaha, Nebraska. For more information please visit our new website at www.fitlifebrands.com

Forward-Looking Statement
Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to: the ability to of the Company to continue to grow revenue; and the Company’s ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in The Company’s filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:
Three Part Advisors, LLC
David Mossberg
(817) 310-0051
Dan Griffith
(817) 310-8776

Source: FitLife Brands, Inc.